ASSET SALE AGREEMENT

THIS AGREEMENT is dated as of December 14, 2009 (the “Effective Date”)

BETWEEN:

PACIFIC PHARMA TECHNOLOGIES INC.,  a company with an office at Suite 200 – 1892 West Broadway Street, Vancouver, British Columbia  V6J 1Y9

(the “Vendor”)

AND:

JTAT CONSULTING INC., a company with a business office at B5 – 1070 West 7th Avenue, Vancouver, British Columbia V6H 1B3

(the “Purchaser”)

WHEREAS:

A.	The Vendor wishes to sell, transfer and assign the Purchased Assets (as defined herein) to the Purchaser in consideration for the payment of $1.00; and

B.	The parties wish to enter into this Agreement to document the definitive terms and conditions with respect to the sale and purchase of the Purchased Assets;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

(a)	“Closing” means the completion of the transactions contemplated in this Agreement;

(b)	“Intellectual Property Assets” means:

(i)	the URL domain name www.pacificpharmatech.com;

(ii)	the Vendor’s patents, patent applications, and inventions, methods, processes and discoveries that may be patentable; and

(iii)	the Vendor’s know-how, trade secrets, confidential information, technical information, data, process technology, plans and drawings, owned, used, or licensed by the Vendor as licensee or licensor;

(c)
“Laws” mean all federal, provincial, state, municipal or local laws, rules, regulations, statutes, by-laws, ordinances, policies or orders of any federal, provincial, state, regional or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

(d)
“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof; and

(e)
“Purchased Assets” means all of the assets currently held by the Vendor, including the Intellectual Property Assets, and the contractual and proprietary rights to all items listed in Schedule “A” to this Agreement.

1.2	Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian dollars.

1.3	The following Schedules are attached to and form part of this Agreement:
Schedule A	List of Purchased Assets
Schedule B	Bill of Sale

All terms defined in the body of this Agreement will have the same meaning in the Schedules attached hereto.

2.	PURCHASE AND SALE

2.1
Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, transfer and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, on the Effective Date, all right, title, interest in and to the Purchased Assets, in consideration of the payment of $1.00 by the Purchaser to the Vendor.

2.2
The Purchaser acknowledges and agrees that the purchase and sale of the Purchased Assets is on an “as-is” basis, and the Vendor makes no representations or warranties with respect to the Purchased Assets.

2.3
The Purchaser will be responsible for paying any sales, value-added or similar tax arising directly from this transaction, including G.S.T. pursuant to the Excise Tax Act and provincial sales tax, if required.

2.4	The Vendor and the Purchaser will both sign a joint election under Section 167 of the Excise Tax Act so that G.S.T. does not apply to the transaction, if required.

2.5	The Closing will occur at the offices of the Vendor’s solicitors in Vancouver, British Columbia.

3.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

3.1
The Vendor is a company duly incorporated, validly existing and in good standing under the Business Corporations Act (British Columbia) and it is duly qualified to carry on its business in each jurisdiction where it does so.

3.2	The Vendor has all necessary power, authority (including all necessary corporate power and authority) and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

3.3
The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

3.4
Neither the execution and delivery of this Agreement nor the performance of the Vendor’s obligations hereunder will violate, breach or constitute a default under the constating documents of the Vendor, any agreement or instrument to which the Vendor is a party, or any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Vendor, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, as follows:

4.1
The Purchaser is a company duly incorporated, validly existing and in good standing under the Business Corporations Act (British Columbia) and it is duly qualified to carry on its business in each jurisdiction where it does so.

4.2	The Purchaser has all necessary power, authority (including all necessary corporate power and authority) and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

4.3
The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.4
Neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate, breach or constitute a default under the constating documents of the Purchaser, any agreement or instrument to which the Purchaser is a party or any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser.

5.	COVENANT OF THE VENDOR

5.1	At Closing, the Vendor will have executed the Bill of Sale, in the form set out in Schedule B attached to this Agreement.

6.	TRANSACTIONS AT CLOSING

6.1	At the Closing, the Vendor will execute and deliver or cause to be executed and delivered to the Purchaser all transfers, assignments, agreements, certificates, documents, and instruments as may be necessary in the opinion of Purchaser, acting reasonably, to effect the purchase and sale of the Purchased Assets.

7.	PROPRIETARY PROTECTION

7.1
Except as may be required by Law or applicable securities legislation, the Vendor and the Purchaser will not, at any time before or after the Closing, disclose, communicate or otherwise make available to any persons or entity any confidential information and will take all necessary precautions against unauthorized disclosure of the confidential information. Notwithstanding the above, the parties acknowledge that the parent company of the Vendor is required to disclose the terms of this Agreement in a press release following entry into this Agreement and the Closing Date.

8.	SURVIVAL

8.1
The representations, warranties, covenants and agreements of the parties contained in this Agreement and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of two (2) years after the Closing Date.

9.	ARBITRATION

9.1
The parties shall in good faith and within a reasonable period of time endeavour to resolve any dispute arising out of this Agreement.  If the parties are unable to resolve the dispute within 30 days, or such other period agreed to in writing by the parties, the dispute shall be referred to and finally resolved by arbitration before a single arbitrator appointed in accordance with the appointment process administered by the British Columbia International Commercial Arbitration Centre (“BCICAC”) and conducted in accordance the BCICAC’s rules. The place of arbitration shall be Vancouver, British Columbia and the language of arbitration shall be English. The award of the arbitrator will be final and binding on each party. Judgment upon the award may be entered in any court of competent jurisdiction. The dispute resolution procedure set out in this Section does not preclude recourse to the courts for interim or interlocutory injunctive or other interim relief.

10.	GENERAL PROVISIONS

10.1
Sections and Headings.  The division of this Agreement into Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.

10.2
Number, Gender and Persons.  In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, societies, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

10.3
Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

10.4	Time of Essence. Time is of the essence in this Agreement.

10.5
Applicable Law.  This Agreement and any matters relating thereto will be governed, construed and interpreted in accordance with the Laws of the Province of British Columbia, without regard to its conflict of laws rules.

10.6
Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party.  No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

10.7
Severability.  If any term or condition of this Agreement is, to any extent, held to be invalid or unenforceable, such provision will be severed from this Agreement, and the remainder of this Agreement will remain in full force and effect.

10.8
Further Assurances.  From time to time subsequent to the Closing Date, the parties covenant and agree to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

10.9	Expenses. Each party shall bear its own expenses of this transaction unless agreed otherwise in writing.

10.10	No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

10.11	Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.12
Notices.  Any notices given hereunder by either party to the other will be in writing and will be effected either by personal delivery (including by courier) or by facsimile transmission.  Notices will be delivered to the parties at the following addresses:

(a)	If to the Vendor:

200 – 1892 West Broadway Street
Vancouver, British Columbia V6J 1Y9

Attention: Joel Bellenson

Facsimile: (604) 638-1675

(b)	If to the Purchaser:

B5 – 1070 West 7th Avenue
Vancouver, British Columbia
V6H 1B3

Attention: Dr. Artem Cherkasov

Facsimile:

Each party may change the address set out above by notice to the other in accordance with this Section.  Notices delivered by personal delivery will be deemed to be received on the date of actual delivery and notices delivered by facsimile transmission will be deemed to be received on the date of machine confirmed transmission.

10.13
Independent Legal Advice. Each party herein acknowledges that it has obtained independent legal advice regarding the execution of this Agreement, or has been advised of his or its respective right to obtain independent legal advice, and if he or it has not in fact obtained independent legal advice, such party acknowledges herewith that he or it understands the contents of this Agreement and waives the need for independent legal advice, and that he or it is executing the same voluntarily and without duress or pressure from the other parties or anyone on their behalf.

10.14
Counterparts.  This Agreement may be executed in counterpart and such counterparts together will constitute a single instrument.  Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format, will be equally effective as delivery of a manually executed counterpart hereof.  The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defence based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

PACIFIC PHARMA TECHNOLOGIES INC.

Per:           /s/ Joel Bellenson

Authorized Signatory

JTAT CONSULTING INC.

Per:           /s/ Art Cherkasov

Authorized Signatory

SCHEDULE A

List of Purchased Assets

1.
United States Provisional Patent Application Serial Number 60/943,587 filed on June 13, 2007 entitled “ANTI-PARASITIC COMPOUNDS AND METHODS FOR SELECTION THEREOF”  as amended post-Closing to satisfy requirements of UBC related to QSAR methodology.

SCHEDULE B

BILL OF SALE

THIS BILL OF SALE is dated for reference as of December 14, 2009

BETWEEN:

PACIFIC PHARMA TECHNOLOGIES INC.,  a company with an office at Suite 15, Reagent Medical Building, 2190 West Broadway, Vancouver, BC, V6K 4W3

(the “Vendor”)

AND:

JTAT CONSULTING INC., a company with a business office at B5 – 1070 West 7th Avenue, Vancouver, British Columbia V6H 1B3

(the “Purchaser”)

In consideration of the payment of $1.00 from the Purchaser to the Vendor, the receipt whereof is hereby acknowledged by the Vendor, the Vendor hereby grants, bargains, sells, assigns, transfers, and sets over unto the Purchaser the Purchased Assets and all right, title, interest, property, claim, and demand of the Vendor thereto and therein TO HAVE AND TO HOLD UNTO THE PURCHASER FOREVER.

This Bill of Sale will be governed by and construed in accordance with the laws of the Province of British Columbia applicable to contracts made and to be performed therein.

Delivery of an executed copy of this Bill of Sale by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Bill of Sale as of the date set forth on page one herein.

IN WITNESS WHEREOF the Vendor has executed this Bill of Sale as of the date first written above.

PACIFIC PHARMA TECHNOLOGIES INC.

Per:           /s/ Joel Bellenson

Authorized Signatory